Exhibit 10.4

FIRST AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE-NET

THIS FIRST AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE-NET (this “Amendment”) is made and entered into as of the 1st day of October, 2014 (“Effective Date”) by and between CAM 6690 Grant Way, LLC, a Delaware limited liability company (“Lessor”), and Fuling Plastic USA Inc., a Pennsylvania corporation (formerly known as Fuling Plastics USA Inc., a Pennsylvania corporation) (“Lessee”), with reference to the following facts:

A.          Lessor and Lessee are parties to that certain Standard Industrial/Commercial Multi-Tenant Lease-Net dated February 27, 2014 (the “Lease”) with reference to the lease of that certain premises consisting of approximately 70,200 square feet located at the real property commonly known as 6690 Grant Way, Suite 1, Allentown, Pennsylvania, and more particularly described on Exhibit A to the Lease (the “Original Premises”).

B.          Lessor and Lessee now desire to modify and amend the Lease, all on the terms and conditions set forth in this Amendment.

C.          Defined terms in this Amendment shall have the meaning ascribed to such terms in the Lease unless otherwise expressly defined in this Amendment. Where the terms of this Amendment and the terms of the Lease conflict, the terms of this Amendment shall in all instances prevail.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Lessor and Lessee hereby agree as follows:

1.	Expansion of Premises. Pursuant to Paragraph 64 of the Lease, Lessee has exercised its one-time right to lease the Adjacent Space. Accordingly, commencing on the Effective Date, the Premises shall be expanded to include the approximately 17,800 remaining square feet of space in the Building (the “Expansion Premises”). Accordingly, as of the Effective Date, the Premises shall consist of approximately 88,000 square feet comprising the entire Building. From and after the Effective Date, the term “Premises” as used in the Lease and in this Amendment shall refer to both the Original Premises and the Expansion Premises, and except as otherwise expressly set forth in this Amendment, all terms and conditions set forth in the Lease relating to the Premises shall apply to both the Original Premises and the Expansion Premises.

2.	Condition of Expansion Premises. The Expansion Premises shall be delivered to Lessee in its “AS IS, WHERE IS” condition, and Lessee acknowledges and agrees that Lessor shall have no obligation to perform or pay for any work whatsoever in or to the Expansion Premises in connection with the delivery of the Expansion Premises to Lessee. Prior to entering into this Amendment, Lessee has made a thorough and independent examination of the Expansion Premises and all matters related to Lessee's decision to enter into this Amendment, and Lessee is thoroughly familiar with all aspects of the Expansion Premises and is satisfied that they are in an acceptable condition and meet Lessee's needs. Lessee does not rely on, and Lessor does not make, any express or implied representations or warranties as to any matters relating to the Expansion Premises including, without limitation, the condition of the Expansion Premises, the habitability of the Expansion Premises, or the suitability of the Expansion Premises generally or for any particular purpose. To the extent Lessee desires to perform any work in or to the Expansion Premises, all such work will be at the sole cost and expense of Lessee, subject only to the Improvement Allowance as set forth below and in the Work Letter attached as Exhibit C to the Lease, and Lessee shall comply with all terms and conditions in the Lease pertaining to such work.

3.	Term of Expansion Premises. The term of the Lease with respect to the Expansion Premises shall be co-terminus with the term of the Lease for the Original Premises, as set forth in the Lease.

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4.	Base Rent for Expansion Premises. Lessee acknowledges and agrees that it has received the benefit of all abated rent (i.e. for the month of September, 2014 and any prior period) and no further rent abatement is due or owing to Lessee. Commencing on the Effective Date, Paragraph 61 of the Lease is deleted in its entirety and replaced with the following:

“61. Base Rent Adjustments. Lessee shall pay to Lessor Base Rent for the Premises (which shall include the Original Premises and the Expansion Premises) in advance on or before the first day of each calendar month as follows:

(a)          During the period from October 1, 2014 through April 30, 2015, Lessee shall pay to Lessor Base Rent in equal monthly installments in the amount of Thirty-One Thousand Five Hundred Thirty-Seven and 50/100 Dollars ($31,537.50);

(b)          During the period from May 1, 2015 through April 30, 2016, Lessee shall pay to Lessor Base Rent in equal monthly installments in the amount of Thirty-Two Thousand Three Hundred Twenty-Two and 23/100 Dollars ($32,322.23).

(c)           During the period from May 1, 2016 through April 30, 2017, Lessee shall pay to Lessor Base Rent in equal monthly installments in the amount of Thirty-Three Thousand One Hundred Thirty-Seven and 33/100 Dollars ($33,137.33).

(d)           During the period from May 1, 2017 through April 30, 2018, Lessee shall pay to Lessor Base Rent in equal monthly installments in the amount of Thirty-Three Thousand Nine Hundred Sixty-Eight and 36/100 Dollars ($33,968.36).

(e)           During the period from May 1, 2018 through April 30, 2019, Lessee shall pay to Lessor Base Rent in equal monthly installments in the amount of Thirty-Four Thousand Eight Hundred Fifteen and 72/100 Dollars ($34,815.72).

(f)           During the period from May 1, 2019 through April 30, 2020, Lessee shall pay to Lessor Base Rent in equal monthly installments in the amount of Thirty-Five Thousand Six Hundred Seventy-Nine and 80/100 Dollars ($35,679.80).

(g)           During the period from May 1, 2020 through April 30, 2021, Lessee shall pay to Lessor Base Rent in equal monthly installments in the amount of Thirty-Six Thousand Five Hundred Seventy-Five and 87/100 Dollars ($36,575.87).

(h)           During the period from May 1, 2021 through April 30, 2022, Lessee shall pay to Lessor Base Rent in equal monthly installments in the amount of Thirty-Seven Thousand Four Hundred Eighty-Nine and 53/100 Dollars ($37,489.53).

(i)           During the period from May 1, 2022 through April 30, 2023, Lessee shall pay to Lessor Base Rent in equal monthly installments in the amount of Thirty-Eight Thousand Four Hundred Twenty-One and 21/100 Dollars ($38,421.21).

(j)           During the period from May 1, 2023 through May 31, 2024, Lessee shall pay to Lessor Base Rent in equal monthly installments in the amount of Thirty-Nine Thousand Three Hundred Eighty-Six and 18/100 Dollars ($39,386.18).”

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5.	Lessee’s Share. As of the Effective Date, the Expansion Space shall be included in the square footage of the Premises for purposes of determining all amounts payable by Lessee under the Lease based upon the square footage of the Premises, including, without limitation, the “Lessee’s Share” as defined in Section 1.6 of the Lease. Commencing on the Effective Date, “Lessee’s Share” shall mean one hundred percent (100%) of the Building and one hundred percent (100%) of the Project.

6.	Improvement Allowance. Notwithstanding anything to the contrary contained in the Lease, as of the Effective Date, the Improvement Allowance (as defined in the Work Letter attached to the Lease as Exhibit C) shall mean the amount of Four Hundred Sixty-Five Thousand Thirty-Three and no/100 Dollars ($465,033.00). All other terms and conditions of the Work Letter shall remain unchanged.

7.	Security Deposit. As of the Effective Date, the Security Deposit shall be increased to $42,904.17. Concurrently with Lessee’s execution and delivery of this Amendment, Lessee shall to deliver to Lessor payment of $8,974.17, representing the difference between the existing Security Deposit of $33,930.00 and the increased Security Deposit amount.

8.	Representations. As a material inducement and consideration to Lessor to execute and deliver this Amendment, Lessee represents and warrants to Lessor the truth of the following statements: (i) a true, complete and correct copy of the Lease is attached hereto as Exhibit “A”; (ii) the Lease as modified by this Amendment constitutes the entire agreement between Lessor and Lessee with respect to the Premises, is presently in full force and effect, and has not been further modified, changed, altered, assigned, supplemented or amended in any respect; (iii) as of the date of this Amendment, Lessee has not assigned, encumbered or hypothecated its interest in the Lease; (iv) the Lease is the only lease or agreement, written or oral, between Lessor and Lessee affecting or relating to the Premises; (v) no one except Lessee and its employees occupies the Premises; (vi) Lessee has no offsets, claims, or defenses to the enforcement of the Lease; (vii) no actions, whether voluntary or otherwise, are pending against Lessee under the bankruptcy laws of the United States or any state thereof; (viii) as of the date hereof, and to the best of Lessee’s knowledge, after due inquiry, Lessor and Lessee are not in default under the Lease and have not committed any breach of the Lease; no event has occurred which, but for the passing of time or for the giving or receipt of notice, or both, would constitute a default under the Lease; and no notice of default has been given under the Lease; (ix) to the best of Lessee’s knowledge, the use maintenance and operation of the Premises comply with all applicable federal, state, county or local statutes, laws, rules and regulations of any governmental authorities relating to environmental, health or safety matters (collectively, “Environmental Laws”); the Premises have not been used and Lessee does not plan to use the Premises for any activities which, directly or indirectly, involve the use, generation, treatment, storage, transportation or disposal of any petroleum product or any toxic or hazardous chemical, material, substance, pollutant or waste; Lessee has not received any notices, written or oral, of violation of any Environmental Laws or of any allegation which, if true, would contradict anything contained in this Amendment and there are no writs, injunctions, decrees, orders or judgments outstanding, and no lawsuits, claims, proceedings or investigations pending or threatened against Lessee, relating to the use, maintenance or operation of the Premises, nor is Lessee aware of a basis for any such proceeding; and (x) all obligations of Lessor under the Lease to construct improvements on, and to make repairs to, the Premises have been performed by Lessor, and accepted by Lessee, and Lessee has no claims against Lessor in connection therewith.

9.	Brokers. Lessor and Lessee each represent and warrant to the other that they have not dealt with any real estate broker or finder in connection with this Amendment, other than Jones Lang LaSalle, representing Lessor, and CBRE, representing Lessee. Lessor and Lessee hereby indemnify and hold each other harmless from and against any and all claims, damages or liabilities which the other party may incur in the event of a breach of the foregoing representation and warranty.

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10.	Effect on Lease. Except as hereby expressly amended, all other terms and conditions of the Lease shall remain and continue in full force and effect. Submission of this Amendment by one party to another shall have no legal significance and is not an offer that may be accepted; this Amendment shall become effective only upon mutual execution and delivery hereof by all parties and contemplated signatory hereof.

11.	Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original of this Amendment and all of which together shall constitute but one and the same document. Signatures to this Amendment transmitted by facsimile or by electronic transmission shall be valid and effective to bind the party so signing. At the written request of either party, the other party agrees to promptly deliver an execution original to this Amendment with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Amendment, it being expressly agreed that each party to this Amendment shall be bound by its own telecopied or scanned signature and shall accept the telecopied or scanned signature of the other party to this Amendment.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Lessor and Lessee have executed and delivered this Amendment as of the day and year first above written.

LESSOR:			LESSEE:

CAM 6690 Grant Way, LLC,			Fuling Plastic USA Inc.,
a Delaware limited liability company			a Pennsylvania corporation

By:	GAP CAM Master LLC
	a Delaware limited liability company		By:	/s/ Guilan Jiang
	Its:	Sole Member	Name Printed:	Guilan Jiang
			Title:	President

By:	CAM Core+ Fund 1 LLC
a Delaware limited liability company
Its: Administrative Member

By:	CAM Fund Capital 1 LLC
	a Delaware limited liability company	CORPORATE RESOLUTION REQUIRED
Its: Manager

By:	/s/ Bradley S. Cohen
Bradley S. Cohen
Its: Managing Member

CONSENT OF GUARANTOR:

The undersigned Guarantor hereby consents to the foregoing Amendment:

Taizhou Fuling Plastics Co., LTD.

By:	/s/ Guilan Jiang

Name Printed:	Guilan Jiang

Title:	President

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